Rule 424(b)(3)
File No. 333-82327



                         WAREFORCE.COM, INC.

           SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1999

     By resolution dated December 23, 1999, our Board of
Directors has decided to reduce the exercise prices of the warrants by written notification to the holders. The reduced exercise prices now in effect are $1.50 per share underlying
Series A Warrants and $2.50 per share underlying Series B
Warrants. While warrants remain exerciseable, warrantholders may exercise their warrants at these reduced exercise prices.


           The date of this supplement is January 10, 2000